EXHIBIT 10 (1)(a) BELMAR CAPITAL FUND LLC AMENDMENT NO. 1 to INVESTMENT ADVISORY AND ADMINISTRATIVE AGREEMENT

     THIS AMENDMENT NO. 1, dated as of May 29, 2007, to the Investment Advisory and Administrative Agreement dated as of March 10, 2000 (the “Agreement”), is made between the parties to the Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

Section 2 of the Agreement is hereby amended and restated to read as follows:

     2. Compensation of the Adviser. For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Fund in respect of each month a monthly investment advisory and administrative fee at the rate of 1/20th of 1% of the average daily gross assets of the Fund, reduced by that portion of the monthly advisory or management fees for such month payable by Tax-Managed Growth Portfolio (the “Portfolio”), BRC and BIC that is attributable to the value of the Fund’s direct or indirect investments therein (but no such reduction shall be made to the extent that any such fee or portion thereof has been waived by the Adviser). The term gross assets means the value of all the Fund's assets, including the Fund's interest in Belvedere Capital Fund Company LLC and the Fund's ratable share of the assets of its direct and indirect subsidiaries, real estate joint ventures and co-owned real property investments, without reduction by any liabilities. Such compensation shall be paid monthly in arrears on the last business day of each month. The value of the Fund’s assets shall be computed daily in accordance with the LLC Agreement. In case of initiation or termination of this Agreement during any month with respect to the Fund, the fee for that month shall be based on the number of calendar days during which it is in effect.

     Except as amended hereby, the terms and conditions in the Agreement shall remain unchanged and in full force in effect.

     IN WITNESS HEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the day and year first written above.

BELMAR CAPITAL FUND LLC
By: EATON VANCE MANAGEMENT,
It’s Manager

By: /s/ Maureen Gemma
Vice President
BOSTON MANAGEMENT AND RESEARCH

By: /s/ Deidre Walsh
Vice President